Exhibit 1.1

SUPPLY AGREEMENT

This Supply Agreement, dated as of February 12th, 2024 (the “Agreement”), is entered into by and between CannaPharmaRX, Inc., a Delaware corporation (“Supplier”), and D.N.S. CANTEK 2019 LTD, an Israeli limited corporation, or its Affiliates and assigns (“Buyer”, and together with Supplier, the “Parties”, and each, a “Party”).

WHEREAS, Supplier is in the business of manufacturing and selling commercial grade cannabis at the Facility (as defined below)

WHEREAS, Buyer wishes to purchase certain Goods (as defined below) from Supplier produced at the Facility; and

WHEREAS, Supplier desires to manufacture at the Facility and sell the Goods to Buyer.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. Capitalized terms have the meanings set out or referred to in this Section 1.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

"Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Term” has the meaning set forth in Section 2.4.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Los Angeles, California are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.3.

“Claim” means any Action brought against a Person entitled to indemnification under Section 9.

“Confidential Information” has the meaning set forth in Section 12.1.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Defective” means not conforming to the Product Warranty under Section 8.3.

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“Defective Goods” means goods shipped by Supplier to Buyer pursuant to this Agreement that are Defective.

“Delivery Location” means the delivery address for delivery of the Goods specified in the applicable Purchase Order.

“Disclosing Party” has the meaning set forth in Section 12.1.

“Dispute” has the meaning set forth in Section 13.16.

“Dispute Notice” has the meaning set forth in Section 13.16.

“Effective Date” means the date first set forth above.

“Facility” means the Supplier’s leased production facility at 4439 Township Road 304, Cremona, AB, Canada, T0M 0R0

“Force Majeure Event” has the meaning set forth in Section 13.21.

“Goods” means the goods identified on Schedule 1 and described in the Specifications.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 9.1.

“Indemnifying Party” has the meaning set forth in Section 9.1.

“Initial Term” has the meaning set forth in Section 6.1.

“Inspection Period” has the meaning set forth in Section 4.6.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) semiconductor chips, mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

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“Losses” has the meaning set forth in Section 9.1.

“Nonconforming Goods” means any goods received by Buyer from Supplier pursuant to a Purchase Order that: (a) do not conform to the product listed in the applicable Purchase Order; (b) do not fully conform to the Specifications; or (c) exceed the quantity of Goods ordered by Buyer pursuant to this Agreement or any Purchase Order. Where the context requires, Nonconforming Goods are deemed to be Goods for purposes of this Agreement. Notwithstanding the foregoing, any Goods that do not meet the Israeli standard inspection for cannabis cultivation.

“Notice” has the meaning set forth in Section 13.5.

“Party” has the meaning set forth in the preamble to this Agreement.

“Patents" means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Payment Failure” has the meaning set forth in Section 6.3(a).

“Person" means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

“Personnel" of a Party means any agents, employees, contractors, or subcontractors engaged or appointed by such Party.

“Price” has the meaning set forth in Section 5.1.

“Product Warranty” has the meaning set forth in Section 8.3.

“Purchase Order" means Buyer’s purchase order issued to Supplier hereunder, including all terms and conditions attached to, or incorporated into, such purchase order.

“Receiving Party” has the meaning set forth in Section 12.1.

“Reimbursement Payment” has the meaning set forth in Section 6.4.

“Renewal Term” has the meaning set forth in Section 6.2.

“Representatives" means a Party’s Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors, and permitted assigns.

“Requested Delivery Date” means the requested delivery date for Goods ordered hereunder that is set forth in a Purchase Order.

“Supplier” has the meaning set forth in the preamble to this Agreement.

“Supplier’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Supplier.

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“Supplier’s Trademarks" means all Trademarks owned by or licensed to Supplier.

“Specifications” means the specifications for the Goods listed in Schedule 1 hereto.

“Taxes” means any and all present and future sales, income, stamp, and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

“Term” has the meaning set forth in Section 6.2.

"Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and domain names, and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

“Warranty Period” has the meaning set forth in Section 8.3.

2.Purchase and Sale of Goods.

2.1Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Buyer shall purchase from Supplier, and Supplier shall manufacture and sell to Buyer, to a minimum of 1,000 kg of the Goods each year over the term of the agreement, and or a greater amount as mutually agreed to by the Parties. Schedule 1 contains: (a) a description and the Specifications of the Goods to be manufactured and sold hereunder as described in Schedule 2; (b) the purchase price for the Goods; and (c) the quantity of the Goods. The Parties shall, from time to time, amend Schedule 1 to reflect any agreed revisions to any of the terms described in the foregoing clauses (a)-(c); provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties.

2.2Terms of Agreement Prevail Over Buyer’s Purchase Order. The Parties intend for the express terms and conditions contained in this Agreement (including any schedules and exhibits hereto) and the terms contained in the applicable Purchase Order to exclusively govern and control each of the Parties’ respective rights and obligations regarding the subject matter of this Agreement, and this Agreement is expressly limited to such terms and conditions. Without limitation of the foregoing, any additional, contrary, or different terms contained in any Purchase Order or other request or communication by Buyer pertaining to the sale of Goods by Supplier, and any attempt to modify, supersede, supplement or otherwise alter this Agreement, will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.

2.3Right to Manufacture and Sell Competitive Goods. This Agreement does not limit Supplier’s right to manufacture or sell, or preclude Supplier from manufacturing or selling, to any Person, or entering into any agreement with any other Person related to the manufacture or sale of, the Goods and other goods or products that are similar to or competitive with the Goods.

2.4Most Favored Buyer. Notwithstanding anything in this Agreement to the contrary, if any term or condition set forth in this Agreement is less favorable to Buyer than an analogous term or condition offered by Supplier to any of its other buyers of goods (an “Alternative Term"), such term or condition of this Agreement shall automatically be deemed amended to adopt the Alternative Term, mutatis mutandis, retroactive to the date Supplier first offered or became bound to the Alternative Term. Supplier shall promptly notify Buyer in writing in the event an Alternative Term would be more favorable to Buyer than the analogous term or condition of this Agreement.

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3. Ordering Procedure.

3.1Purchase Orders. Buyer shall issue to Supplier Purchase Orders (containing applicable terms that are consistent with the terms of this Agreement), in written form via EDI/facsimile, email, or by mail service. By issuing a Purchase Order to the Supplier, Buyer makes an offer to purchase Goods pursuant to the terms and conditions of this Agreement and the terms contained in such Purchase Order, and on no other terms. For the avoidance of doubt, any variations made to the terms and conditions of this Agreement by Buyer in any Purchase Order are void and have no effect unless expressly agreed to by the Supplier. Buyer shall be obligated to purchase from Supplier quantities of Goods specified in a Purchase Order.

3.2Acceptance of Purchase Orders. Supplier accepts a Purchase Order by confirming the order in writing or by delivering the applicable Goods to Buyer, whichever occurs first.

4. Shipment, Delivery, Acceptance, and Inspection.

4.1Shipment. Unless otherwise expressly agreed by the Parties in writing, Supplier shall select the method of shipment of and the carrier for the Goods. Supplier may, in its sole discretion, without liability or penalty, make partial shipments of Goods to Buyer. However, in no event shall Supplier ship any amount less than 30kg on a Purchase Order and expect payment. Each shipment will constitute a separate sale and Buyer shall pay for the Goods shipped, in accordance with the payment terms specified in Section 5.3, whether such shipment is in whole or partial fulfillment of a Purchase Order.

4.2Packaging and Labeling. Supplier shall properly pack, mark, and ship Goods and provide Buyer with shipment documentation showing the Purchase Order number, Supplier’s identification number for the subject Goods, the quantity of pieces in shipment, the number of cartons or containers in shipment, Supplier’s name, the bill of lading number and the country of origin.

4.3Delivery. Unless otherwise expressly agreed by the Parties in writing, Supplier shalldeliver the Goods to the Delivery Location, using Supplier’s standard methods for packaging and shipping such Goods.

4.4Late Delivery. Any time quoted for delivery is an estimate only; provided, however, that Supplier shall use commercially reasonable efforts to deliver all Goods on or before the Requested Delivery Date. If Supplier has delayed shipment of all or any Goods for more than twenty (20) days after the Requested Delivery Date and if such delay is not due to any action or inaction of Buyer or otherwise excused in accordance with the terms and conditions of this Agreement, Buyer may, as its sole remedy therefor, cancel the portion of the related Purchase Order covering the delayed Goods by giving Supplier written Notice within three (3) days of the Requested Delivery Date. Subject to Buyer’s rights under this Section 4.4, no delay in the shipment or delivery of any Good relieves Buyer of its obligations under this Agreement, including accepting delivery of any remaining installment or other orders of Goods.

4.5Transfer of Title and Risk of Loss.

(a)Title to Goods shipped under any Purchase Order passes to Buyer upon receipt by Buyer at the Delivery Location.

(b)Risk of loss to Goods shipped under any Purchase Order passes to Buyer upon receipt by Buyer the Delivery Location.

(c)For purposes of this Section 4.5, Buyer shall also include any designated third-party recipient in the relevant Purchase Order.

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4.6Inspection. Buyer shall inspect Goods received under this Agreement within ten (10) days of receipt of such Goods ("Inspection Period") and either accept or, only if any such Goods are Nonconforming Goods, reject such Goods. Buyer will be deemed to have accepted Goods unless it provides Supplier with written Notice of any Nonconforming Goods within five (5) days following the Inspection Period, stating with specificity all defects and nonconformities, and furnishing such other written evidence or other documentation as may be reasonably required by Supplier (including the subject Goods, or a representative sample thereof, which Buyer contends are Nonconforming Goods). All defects and nonconformities that are not so specified will be deemed waived by Buyer, such Goods shall be deemed to have been accepted by Buyer, and no attempted revocation of acceptance will be effective. If Buyer timely notifies Supplier of any Nonconforming Goods, Supplier shall determine, in its reasonable discretion, whether the Goods are Nonconforming Goods. If Supplier determines that such Goods are Nonconforming Goods, Supplier shall, in its sole discretion, either:

(a)replace such Nonconforming Goods with conforming Goods; or

(b)refund to Buyer such amount paid by Buyer to Supplier for such Nonconforming Goods returned by Buyer to Supplier.

Buyer shall ship, at Supplier’s expense and risk of loss, all Nonconforming Goods to the Facility, or to such other location as Supplier may instruct Buyer in writing. If Supplier exercises its option to replace Nonconforming Goods, Supplier shall ship to the Delivery Location, at Supplier’s expense and risk of loss, the replacement Goods.

THE REMEDIES SET FORTH IN THIS SECTION 4.6 ARE BUYER’S EXCLUSIVE REMEDY FOR THE DELIVERY OF NONCONFORMING GOODS, SUBJECT TO BUYER’S RIGHTS UNDER SECTION 9.5 WITH RESPECT TO ANY SUCH GOODS FOR WHICH BUYER HAS ACCEPTED DELIVERY UNDER THIS SECTION 4.6.

4.7Limited Right of Return. Except as provided under Section 4.6, Section 8.5, and Section 8.7, Buyer has no right to return Goods shipped to Buyer pursuant to this Agreement.

5.Price and Payment.

5.1Price. Buyer shall purchase the Goods from Supplier at the prices ("Prices") as follows:

(a)The Price for the Goods shall be $2.75 CDN per gram for the minimum order quantity of 50kg unless otherwise agreed upon by the Parties.

(b)Notwithstanding the foregoing, the Parties may agree to different Prices for each Purchase Order based upon the quality metrics and prevailing market prices at the time of each Purchase Order.

5.2Shipping Charges, Insurance, and Taxes. Supplier shall pay for all shipping charges and insurance costs. In addition, all Prices are exclusive of, and Supplier is solely responsible for and shall pay all Taxes, with respect to, or measured by, the manufacture, sale, shipment, use, or Price of the Goods (including interest and penalties thereon); provided, however, that Supplier shall not be responsible for any Taxes imposed on, or with respect to, Buyer’s income, revenues, gross receipts, Personnel or real or personal property or other assets;

5.3Payment Terms. Supplier shall issue periodic invoices to Buyer for all Goods ordered in the previous period, setting forth in reasonable detail the amounts payable by Buyer under this Agreement. Buyer shall pay to Supplier all invoiced amounts within sixty (60) days from the Buyer’s receipt of such invoice. Buyer shall make all payments in US dollars by check or wire transfer, in accordance with the instructions provided by the Supplier with each invoice.

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5.4Invoice Disputes. Buyer shall notify Supplier in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within fifteen (15) days from the Buyer’s receipt of such invoice. Buyer will be deemed to have accepted all invoices for which Supplier does not receive timely notification of dispute and shall pay all undisputed amounts due under such invoices within the period set forth in Section 5.3. The Parties shall seek to resolve any such disputes expeditiously and in good faith. Notwithstanding anything to the contrary, the Parties shall continue performing their obligations under this Agreement during any such dispute, including Buyer’s obligation to pay all due and undisputed invoice amounts in accordance with the terms of this Agreement.

5.5Late Payments. Except for invoiced payments that Buyer has successfully disputed, Buyer shall pay interest on all late payments (whether during the Term or after the expiration or earlier termination of the Term), calculated daily and compounded monthly, at the lesser of the rate of five percent (5%) per month or the highest rate permissible under applicable Law. In addition to all other remedies available under this Agreement or at Law (which Supplier does not waive by the exercise of any rights under this Agreement), if Buyer fails to pay any undisputed amounts when due under this Agreement, Supplier may (a) suspend the delivery of any Goods, (b) reject Buyer’s Purchase Orders or cancel accepted Purchase Orders pursuant to the terms of Section 3.2 or (c) terminate this Agreement pursuant to the terms of Section 6.3(a).

5.6No Set-off Right. Buyer shall not, and acknowledges that it will have no right, under this Agreement, any Purchase Order, any other agreement, document or Law to, withhold, offset, recoup or debit any amounts owed (or to become due and owing) to Supplier or any of its Affiliates, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by Supplier or Supplier’s Affiliates, whether relating to Supplier’s or its Affiliates’ breach or non-performance of this Agreement, any Purchase Order, any other agreement between (a) Buyer or any of its Affiliates and (b) Supplier or any of its Affiliates, or otherwise.

6.Term; Termination.

6.1Initial Term. The term of this Agreement commences on the Effective Date and continues for a period of three (3) years unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the “Initial Term").

6.2Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive three (3) year terms unless either Party provides written Notice of non-renewal at least fifteen (15) days prior to the end of the then-current term (each, a “Renewal Term” and together with the Initial Term, the “Term"), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 6.2, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely Notice of their intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

6.3Supplier’s Right to Terminate. Supplier may terminate this Agreement, by providing written Notice to Buyer:

(a)if Buyer fails to pay any amount when due under this Agreement ("Payment Failure");

(b)if Buyer is in material breach of any representation, warranty or covenant of Buyer under this Agreement (other than committing a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within a commercially reasonable period of time (in no case exceeding fifteen (15) days) after Buyer’s receipt of written Notice of such breach; or

(c)the Supplier’s lease of the Facility is terminated for any reason (whether by the Supplier or Buyer or any of their Affiliates).

Any termination under this Section 6.3 will be effective on Buyer’s receipt of Supplier’s written Notice of termination or such later date (if any) set forth in such Notice. Supplier shall be responsible for any accepted, but unfulfilled orders prior to termination.

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6.4Buyer’s Right to Terminate. Buyer may terminate this Agreement, by providing written Notice to Supplier:

(a)if Supplier is in material breach of any representation, warranty or covenant of Supplier under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Supplier within fifteen (15) days after Supplier’s receipt of written Notice of such breach; or

(b)if Supplier (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (iii) makes or seeks to make a general assignment for the benefit of its creditors; or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

As a condition precedent to Buyer’s right to terminate this Agreement pursuant to this Section 6.4, within thirty (30) days following the date of Buyer’s termination Notice, Buyer shall pay to Supplier all amounts due to Supplier for Goods delivered by Supplier to Buyer prior to Supplier’s receipt of the termination Notice and reimburse Supplier for all of Supplier’s out-of-pocket costs and expenses (including raw materials, machinery and equipment purchases) incurred by Supplier prior to receipt of Buyer’s termination Notice that arise from or relate to this Agreement or any Purchase Order issued by Buyer to Supplier prior to Supplier’s receipt of such notice (each, a “Reimbursement Payment"). Any termination under this Section 6.4 will be effective on the latest to occur of Supplier’s receipt of Buyer’s written Notice of termination or such other later date (if any) set forth in such termination Notice (if and to the extent that such later date is approved by Supplier in writing).

6.5Effect of Expiration or Termination.

(a)Upon the expiration or earlier termination of this Agreement, all indebtedness of Buyer to Supplier under this Agreement, any other agreement or otherwise, of any kind, shall become immediately due and payable to Supplier, without further notice to Buyer.

(b)Expiration or termination of the Term will not affect any rights or obligations of the Parties that:

(i)come into effect upon or after termination or expiration of this Agreement; or

(ii)otherwise survive the expiration or earlier termination of this Agreement pursuant to Section 13.4 and were incurred by the Parties prior to such expiration or earlier termination.

(c)Any Notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Goods to Buyer that are scheduled to be made subsequent to the effective date of termination, whether or not any orders for such Goods had been accepted by Supplier. With respect to any Goods that are still in transit upon termination of this Agreement, Supplier may require, in its sole discretion, that all sales and deliveries of such Goods be made on either a cash-only or certified-check basis.

(d)Upon the expiration or earlier termination of this Agreement, each party shall:

(i)destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Confidential Information; and

(ii)permanently erase all of the other Party’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems. Buyer shall destroy any such copies upon the normal expiration of its backup files.

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(e)Subject to Section 6.5(b), the Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party’s rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

7.Compliance with Laws. Buyer shall at all times comply with all Laws applicable to this Agreement, Buyer’s performance of its obligations hereunder, and Buyer’s use or sale of the Goods. Without limiting the generality of the foregoing, Buyer shall (a) at its own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct its business relating to the purchase, use or resale of the Goods and (b) not engage in any activity or transaction involving the Goods, by way of resale, lease, shipment, use or otherwise, that violates any Law.

8.Representations and Warranties.

8.1Buyer’s Representations and Warranties. Buyer represents and warrants to Supplier that:

(a) it is a limited company, duly organized, validly existing, and in good standing under the laws of the Israel;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary action on the part of Buyer;

(e) the execution, delivery, and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents; (ii) any applicable Law; or (iii) with or without notice or lapse of time or both, the provisions of any material Buyer Contract;

(f) this Agreement has been executed and delivered by Buyer and (assuming due authorization, execution, and delivery by Supplier) constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(g) it is in material compliance with all applicable Laws relating to this Agreement, the Goods and the operation of its business; and

(h) it has obtained all material licenses, authorizations, approvals, consents, or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement, including any licenses or permits required by the applicable Governmental Authority to import and sale the Goods. If the Buyer is unable to obtain any such license or permit for itself, it may engage a third-party to obtain such permits.

8.2Supplier’s Representations and Warranties. Supplier represents and warrants to Buyer that:

(a) it is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware;

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(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Supplier, have been duly authorized by all necessary action on the part of Supplier; and

(e) the execution, delivery, and performance of this Agreement by Supplier will not violate, conflict with, require consent under or result in any breach or default under (i) any of Supplier’s organizational documents; or (ii) any applicable Law;

(f) this Agreement has been executed and delivered by Supplier and (assuming due authorization, execution, and delivery by Buyer) constitutes the legal, valid, and binding obligation of Supplier, enforceable against Supplier in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(g) it is in material compliance with all applicable Laws relating to this Agreement, the Goods and the operation of its business, including the requirements of any licenses it, or any of its Affiliates have or are required to have to produce the goods; and

(h) it has obtained, and will maintain throughout the term of this Agreement, all material licenses, authorizations, approvals, consents, or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement, including any licenses required by the applicable Governmental Authority to engage in commercial cannabis activities.

8.3Limited Product Warranty. Subject to the provisions of Sections 9.4 through 9.5, Supplier warrants to Buyer (the “Product Warranty") that:

(a)for a period of ninety (90) days from the date of receipt of a Good (the “Warranty Period"), each Good will materially conform to the specifications set forth in the respective Purchase Order and will be free from significant defects in material and quality; and

(b)Buyer will receive good and valid title to all Goods, free and clear of all encumbrances and liens of any kind.

8.4Product Warranty Limitations. The Product Warranty does not apply to any Good that:

(a) has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by Supplier;

(b) has been reconstructed, repaired, or altered by Persons other than Supplier or its authorized Representative; or

(c) has been used with any third-party products that has not been previously approved in writing by Supplier.

8.5Buyer’s Exclusive Remedy for Defective Goods. Notwithstanding any other provision of this Agreement (except for Section 8.7), this Section 8.5 contains Buyer’s exclusive remedy for Defective Goods. Buyer’s remedy under this Section 8.5 is conditioned upon Buyer’s compliance with its obligations under Section 8.5(a) and Section 8.5(b) below. During the Warranty Period, with respect to any allegedly Defective Goods:

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(a) Buyer shall notify Supplier, in writing, of any alleged claim or defect within fifteen (15) Business Days from the date Buyer discovers, or upon reasonable inspection should have discovered, such alleged claim or defect (but in any event before the expiration of the applicable Warranty Period);

(b) Buyer shall ship, at Supplier’s expense and risk of loss, such allegedly Defective Goods to the Facility for inspection and testing by Supplier;

(c) if Supplier’s inspection and testing reveal, to Supplier’s reasonable satisfaction, that such Goods are Defective and any such defect has not been caused or contributed to by any of the factors described under Section 8.4 above, subject to Section 8.5(a) and Section 8.5(b). Supplier shall at its expense, repair or replace such Defective Goods; and

(d) Supplier shall ship to Buyer, at Supplier’s expense and risk of loss, the repaired or replaced Goods to the Delivery Location.

SUBJECT TO SECTION 9.8, THIS SECTION 9.5 SETS FORTH BUYER’S SOLE REMEDY AND SUPPLIER’S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED PRODUCT WARRANTY SET FORTH IN SECTION 9.3.

8.6DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; NON-RELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.2 AND THE PRODUCT WARRANTY SET FORTH IN SECTION 9.3, (A) NEITHER SUPPLIER NOR ANY PERSON ON SUPPLIER’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT OR PERFORMANCE OF GOODS OR PRODUCTS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY SUPPLIER, OR ANY OTHER PERSON ON SUPPLIER’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 9.2 AND 9.3 OF THIS AGREEMENT.

8.7Withdrawal of Goods. If Supplier determines that any Goods sold to Buyer may be Defective, at Supplier’s request and Supplier’s expense, Buyer shall withdraw all similar Goods from sale and, at Supplier’s option, either return such Goods to Supplier (pursuant to the terms of Section 8.5(b)) or destroy the Goods and provide Supplier with written certification of such destruction. Notwithstanding the limitations of Section 8.5, if Buyer returns all withdrawn Goods or destroys all withdrawn Goods and provides Supplier with written certification of such destruction within thirty (30) days following Supplier’s withdrawal request, in either case, consistent with Supplier’s instructions, unless any such defect has not been caused or contributed to by any of the factors described under Section 8.4, Supplier shall (a) repair or replace all such returned Goods or (b) replace such destroyed Goods, in either case, pursuant to the terms of Section 8.5(d). THIS SECTION 9.8 SETS FORTH BUYER’S SOLE REMEDY AND SUPPLIER’S ENTIRE LIABILITY FOR ANY GOODS THAT ARE WITHDRAWN PURSUANT TO THIS SECTION 9.8.

9.Indemnification.

9.1Mutual Indemnification. Subject to the terms and conditions of this Agreement, including those set forth in Section 9.2, each Party (as “Indemnifying Party") shall indemnify, defend and hold harmless the other Party and its Representatives, officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “Indemnified Party") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party in a final non-appealable judgment (collectively, “Losses"), arising out or resulting from any third-party Claim or any direct Claim against Indemnifying Party alleging:

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(a) a material breach or non-fulfillment of any representation, warranty or covenant under this Agreement by Indemnifying Party or Indemnifying Party’s Personnel;

(b) any negligent or more culpable act or omission of Indemnifying Party or its Personnel (including any recklessness or willful misconduct) in connection with the performance of this Agreement;

(c) any bodily injury, death of any Person or damage to real or tangible personal property caused by the negligent acts or omissions of Indemnifying Party or its Personnel; or

(d) any failure by Indemnifying Party or its Personnel to materially comply with any applicable Laws.

9.2Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party is not obligated to indemnify or defend (if applicable) an Indemnified Party against any Claim if such Claim or corresponding Losses arise out of or results from, in whole or in part, the Indemnified Party’s or its Personnel’s:

(a) negligence or more culpable act or omission (including recklessness or willful misconduct);

(b) bad faith failure to materially comply with any of its obligations set forth in this Agreement; or

(c) use of the Goods in any manner not otherwise authorized under this Agreement.

9.3Supplier Intellectual Property Indemnification. Subject to terms and conditions of this Agreement, Supplier shall indemnify, defend and hold harmless Buyer and its Representatives (collectively, the “Buyer Indemnified Parties") from and against all Losses awarded against any Buyer Indemnified Party in a final non-appealable judgment arising out of any Claim of a third party alleging that any of the Goods infringe any Intellectual Property Right of a third party. If the Goods, or any part of the Goods, becomes, or in Supplier’s opinion is likely to become, subject to a third-party Claim that qualifies for intellectual property indemnification coverage under this Section 9.3, Supplier shall, at its sole option and expense, notify Buyer in writing to cease using all or a part of the Goods, in which case Buyer shall immediately cease all such use of such Goods on receipt of Supplier’s Notice.

9.4Exceptions to Supplier’s Intellectual Property Indemnification. Notwithstanding anything to the contrary in this Agreement, Supplier is not obligated to indemnify or defend any Buyer Indemnified Party against any Claim under Section 9.3 if such Claim or corresponding Losses arise out of or result from, in whole or in part:

(a) the circumstances described in Section 9.2(a), Section 9.2(b) and Section 9.2(c);

(b) Buyer’s marketing, advertising, promotion, or sale of any product containing the Goods;

(c) use of the Goods, including use of the Goods in combination with any products, materials or equipment supplied to Buyer by a Person other than Supplier or its authorized Representatives, if the infringement would have been avoided by the use of the Goods or use of the Goods not so combined;

(d) any modifications or changes made to the Goods by or on behalf of any Person other than Supplier or its Representatives, if the infringement would have been avoided without such modification or change; or

(e) goods (including Goods), products, or assemblies manufactured or designed by Buyer.

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9.5 EXCLUSIVE REMEDY. THIS SECTION 10 SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY FOR EACH INDEMNIFIED PARTY FOR ANY DAMAGES COVERED BY THIS SECTION 10.

10.Limitation of Liability.

10.1 NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

10.2 MAXIMUM LIABILITY FOR DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO SUPPLIER PURSUANT TO THIS AGREEMENT IN THE PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

10.3 ASSUMPTION OF RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ASSUMES ALL RISK AND LIABILITY FOR THE RESULTS OBTAINED BY THE USE OF ANY GOODS IN THE PRACTICE OF ANY PROCESS, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY SUPPLIER, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE GOODS.

11.Intellectual Property Rights.

11.1 Ownership. Buyer acknowledges and agrees that:

(a) except to the extent provided in a separate written agreement between Buyer and Supplier, Supplier (or its licensors) will retain all Intellectual Property Rights used to create, embodied in, used in, and otherwise relating to the Goods and any of their component parts;

(b) any and all Supplier’s Intellectual Property Rights are the sole and exclusive property of Supplier or its licensors;

(c) Buyer shall not acquire any ownership interest in any of Supplier’s Intellectual Property Rights under this Agreement;

(d) any goodwill derived from the use by Buyer of Supplier’s Intellectual Property Rights inures to the benefit of Supplier or its licensors, as the case may be;

(e) if Buyer acquires any Intellectual Property Rights in or relating to any product (including any Good) purchased under this Agreement (including any rights in any Trademarks, derivative works or patent improvements relating thereto), by operation of law, or otherwise, such rights are deemed and are hereby irrevocably assigned to Supplier or its licensors, as the case may be, without further action by either Party; and

(f) Buyer shall use Supplier’s Intellectual Property Rights only in accordance with this Agreement and any instructions of Supplier.

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12. Confidentiality.

12.1Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party") may disclose or make available to the other Party (as the “Receiving Party") information about its business affairs, goods and services, confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information. Such information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” is collectively referred to as “Confidential Information” hereunder. Notwithstanding the foregoing, Confidential Information does not include information that at the time of disclosure and as established by documentary evidence:

(a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 12 by the Receiving Party or any of its Representatives;

(b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(e) is required to be disclosed pursuant to applicable Law.

12.2Protection of Confidential Information. The Receiving Party shall for three (3) years from receipt of such Confidential Information:

(a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this Section 12 caused by any of its Representatives.

13. Miscellaneous.

13.1Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

13.2 Relationship of the Parties. The relationship between Supplier and Buyer is solely that of vendor and vendee, and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

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13.3 Entire Agreement. This Agreement, including and together with any related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

13.4Survival; Statute of Limitations. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement for a period of twelve (12) months after such expiration or termination. All other provisions of this Agreement will not survive the expiration or earlier termination of this Agreement. Notwithstanding any right under any applicable statute of limitations to bring a claim, no Action based upon or arising in any way out of this Agreement may be brought by either Party after the expiration of the applicable survival or other period set forth in this Section 13.4 and the Parties waive the right to file any such Action after the expiration of the applicable survival or other period; provided, however, that the foregoing waiver and limitation do not apply to the collection of any amounts due to Supplier under this Agreement.

13.5Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice") must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Supplier:	Suite 366 - 888-3rd Street SW
Calgary, Alberta T2P 5C5
E-mail: dmedwid@cannapharmarx.com
Attention: CEO

Notice to Buyer:	1 HaAtsmaut St Even Yehuda
Israel, 4050269
E-mail: ofer@cantek.com
Attention: Manager

13.6Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

13.7 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

13.8Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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13.9 Amendment and Modification. No amendment to or rescission, termination, or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination or discharge of this Agreement and signed by an authorized Representative of each Party.

13.10 Waiver.

(a) No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the Party waiving its right.

(b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement:

(i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii) any act, omission, or course of dealing between the Parties. 18

13.11 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Notwithstanding the previous sentence, the Parties intend that Buyer’s rights under Section 4.4, Section 4.6, Section 8.5, and each of the Parties’ rights under Section 9 are such Party’s exclusive remedies for the events specified therein.

13.12 Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under Section 12 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 13.12.

13.13 Assignment. Buyer may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Supplier. Supplier may assign any of its rights or delegate any of its obligations to any Affiliate or to any Person acquiring all or substantially all of Supplier’s assets. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

13.14 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

13.15 No Third-Party Beneficiaries. Except as expressly set forth in the second sentence of this Section 13.15, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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13.16 Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute"), shall be submitted for negotiation and resolution to the authorized signatory for each Party, by delivery of written Notice (each, a “Dispute Notice") from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within fifteen (15) days after delivery of the applicable Dispute Notice, either Party may file suit in a court of competent jurisdiction in accordance with the provisions hereunder.

13.17 Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by and construed in accordance with, the Laws of the State of Delaware, United States of America, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

13.18 Choice of Forum. Each Party irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than the Central District of California or, if such court does not have subject matter jurisdiction, the courts of the State of California sitting in Los Angeles County, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in the Central District of California or, if such court does not have subject matter jurisdiction, the courts of the State of California sitting in Los Angeles County. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

13.19 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby.

13.20 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

13.21 Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of Buyer to make payments to Supplier hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s ("Impacted Party") reasonable control, including, without limitation, the following force majeure events ("Force Majeure Event(s)"): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; and (i) other similar events beyond the reasonable control of the Impacted Party. The Impacted Party shall give notice within ten (10) days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of ten (10) consecutive days following written notice given by it under this Section 17.21, the other Party may thereafter terminate this Agreement upon three (3) days’ written notice.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

SUPPLIER

CANNAPHARMARX, INC.

By: /s/ Dean P. Medwid

Dean P. Medwid, CEO

BUYER

D.N.S. CANTEK 2019 LTD.

By: /s/ Ofer Rendlich

Ofer Rendlich, Authorized Signer

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SCHEDULE 1

GOODS

Description of Goods	Quantity	Price per Unit

[DESCRIPTION OF GOODS]	[NUMBER]	CDN$[NUMBER]
[DESCRIPTION OF GOODS]	[NUMBER]	CDN$[NUMBER]
[DESCRIPTION OF GOODS]	[NUMBER]	CDN$[NUMBER]

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SCHEDULE 2

The CONTRACTUAL PRODUCTS must comply with the following parameters and specification:

Test Parameter	Test Method	Specification
Appearance	Organoleptic	Dried plant material, branches of Cannabis flowers (untrimmed) and smaller leaves, without larger leaves
Colour	Organoleptic	Green, grey-green or brown-green
Odour	Organoleptic	Characteristic for Cannabis
Identity of present Cannabis flowers	Macroscopic

Presence of female flowers according to DAB-Monograph “Cannabis flos” Identity test A:

The female blossoms are either whole or have fallen into individual pieces. The bracts and flowers stand closely together and the entire flower forms a strongly clinched panicle of approximately 1 to 5 cm in length and width, with the dark green bracts protruding somewhat. The light brown to brown pistil and cicatrices are together up to 1 cm in length. The tepals are green to light green and, like the bracts, densely covered in yellow-white hairs and covered in resin. The crumbled drug contains fragments of the peduncles, bracts and panicle segments as well as individual flowers and floral organs. The individual flowers are approximately 5 to 10 mm in length, sometimes with short petioles, and consist of a hood-like, green to light green tepal, the female ovaries of 1 to 2 mm in size, which may contain a small brown ovule, and a brown pistil with 2 long, thin cicatrices. The bract fragments are dark green to green, the peduncles light green. The bracts and all floral organs, apart from the tepals, are more or less densely covered in glandular hairs sticky with excreted resin.

Health	Organoleptic	No signs of disease (rot and mold) or pest infestation visible with a magnifying glass.
Foreign Material	Ph.Eur. 2.8.2	< 2% (m/m)
Loss on Drying	Ph.Eur. 2.2.32	< 15% (m/m)
Total Ash	Ph.Eur. 2.4.16	Max. 20% (m/m)
Heavy Metals	Ph.Eur. 2.4.27	Lead: max. 5.0 ppm Mercury: max. 0.1 ppm Cadmium: max. 1.0 ppm
Pesticides	Ph.Eur. 2.8.13	Comply with Ph.Eur. 2.8.13
Microbiological Quality	Ph.Eur. 2.6.31

TAMC: max. 2.5 x 10[6] cfu/g

TYMC: max. 2.5 x 10[5] cfu/g

Bile-tolerant Gram negative bacteria: max. 10[4] cfu/g

Escherichia coli: absent in 1 g

Salmonella: absent in 25 g

Pseudomonas aeruginosa: absent in 1 g

Staphylococcus aureus: absent in 1 g

Aflatoxin B1	Ph.Eur. 2.8.18	≤ 2 ppb
Total THC content*	HPLC acc. to Ph.Eur. 2.2.29	[...] % ± 10% (...-...)
Total CBN content*	HPLC acc. to Ph.Eur. 2.2.29	max. 1%
Total CBD content*	HPLC acc. to Ph.Eur. 2.2.29	≤ [...] % or [...] % ± 10% (...-...)

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